As filed with the Securities and Exchange Commission on July 2, 2015

Registration No.  333-195202

Registration No.  333-147157

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-195202

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-147157

Zep Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-0783366 (I.R.S. Employer Identification No.)

1310 Seaboard Industrial Boulevard NW Atlanta, Georgia (Address of Principal Executive Offices)	30318-2825 (Zip Code)

Amended and Restated Zep Inc. 2010 Omnibus Incentive Plan

Zep Inc. Long-Term Incentive Plan

Zep Inc. Employee Stock Purchase Plan

Zep Inc. Nonemployee Director Deferred Compensation Plan

Zep Inc. 401(k) Plan

(Full title of the plan)

Valerie Barney

Vice President and Chief Legal Officer

Zep Inc.

Seaboard Industrial Boulevard NW

Atlanta, Georgia, 30318-2825

(Name and address of agent for service)

(404) 603-7547

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

On June 26, 2015, Zep Inc., a Delaware corporation (the “Registrant”) completed its merger (the “Merger”) with NM Z Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of NM Z Parent Inc. (“Parent”), pursuant to an Agreement and Plan of Merger dated as of April 7, 2015 (the “Merger Agreement”) by and among the Registrant, Merger Sub, and Parent.  As a result of the Merger, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation in the Merger, and the Registrant has been acquired by and has become a wholly-owned subsidiary of Parent.  The Merger became effective on June 26, 2015.

The Registrant is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), previously filed by the Registrant, to deregister all securities that remain unsold under such Registration Statements including, without limitation, (i) shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”),  (ii) preferred stock purchase rights, which initially traded with the Common Stock, (iii) unsecured obligations of the Registrant to pay deferred compensation to directors and eligible employees of the Registrant and its subsidiaries, and (iv) interests in the Zep Inc. 401(k) Plan:

1.              Registration No. 333-147157, filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2007, registering securities issuable pursuant to (i) the Zep Inc. Employee Stock Purchase Plan, (ii) the Zep Inc. Long-Term Incentive Plan, (iii) the Zep Inc. Nonemployee Director Deferred Compensation Plan, (iii) the Zep Inc. Supplemental Deferred Savings Plan, and (iv) the Zep Inc. 401(k) Plan;

2.              Registration No. 333-195202, filed with the Commission on April 11, 2014, registering Common Stock issuable pursuant to the Amended and Restated Zep Inc. 2010 Omnibus Incentive Plan.

In connection with the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements. The Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on July 2, 2015.

Zep Inc.

By:	/s/ Valerie Barney
Name: Valerie Barney
Title: Vice President and Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter F. Reilly	Chief Financial Officer	July 2, 2015
Peter F. Reilly

/s/ Matthew Holt	Director	July 2, 2015
Matthew Holt